                                                                   EXHIBIT 10.32


                               OPERATING AGREEMENT
                                       FOR
                                 NEG HOLDING LLC



         Operating Agreement by and among National Energy Group, Inc., a Delaware corporation ("NEG"), and Gascon Partners, a New York general partnership ("Gascon), each a Member (as such term is hereinafter defined), and each person who shall at any time become a Member under this Agreement by executing a signature page hereof as a Member (such persons collectively referred to as the "Members").

                                                         Dated as of May 1, 2001

         WHEREAS, the Members wish to state the terms and conditions which shall govern the operation of the Company (as hereinafter defined).

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         The terms defined in this Article I shall, for the purposes of this Operating Agreement, have the meaning herein specified. Certain other capitalized terms used in this Operating Agreement are defined elsewhere herein. Unless otherwise specified, all references herein to Articles or Sections are to Articles or Sections of this Operating Agreement.

         1.1 "ACCRUED GASCON AMOUNT" An amount equal to the aggregate of interest that would be computed annually, if interest were imposed at a rate equal to the Prime Rate plus 1/2%, as of the close of each Fiscal Year on the excess of (a) the sum of (i) the cumulative Guaranteed Payments and (ii) the aggregate of any Accrued Gascon Amounts computed in prior years, over (b) cumulative Distributions by the Company to Gascon pursuant to Section 6.4(b) of this Agreement.

         1.2 "ACT" shall mean the Delaware Limited Liability Company Act, 6 Del.
C. 18-101 et seq., as in effect from time to time (the "Act").

         1.3 "AFFILIATE" shall mean with respect to a specified Person, any Person directly or indirectly controlling, controlled by, or under common control with, the specified Person.

         1.4 "AGREEMENT" shall mean this Operating Agreement for NEG Holding LLC, as may be amended from time to time.

         1.5 "BANKRUPTCY" shall mean, and a Member shall be deemed "Bankrupt" upon, (i) the entry of a decree or order for relief of such Member by a court of competent jurisdiction in any involuntary case involving such Member under any bankruptcy, insolvency, or other similar law now or hereafter in effect; (ii) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent for such Member or for any substantial part of such Member's assets or property; (iii) the filing with respect to such Member of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of 90 days or which is dismissed or suspended pursuant to Section 305 of the Federal Bankruptcy Code (or any corresponding provision of any future United States bankruptcy law); (iv) the filing by such Member of a petition in bankruptcy, or the voluntary commencement of any insolvency proceeding; (v) the consent of such Member to the entry of an order for relief in an involuntary case under any such law or to the appointment of or the taking of possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar agent for such Member or for any substantial part of such Member's assets or property; or (vi) the making by such Member of any general assignment for the benefit of creditors.

         1.6 "BONDS" shall mean the following issued and outstanding instruments: (i) registered 10 3/4% Series A/B Notes in the aggregate principal amount of $100 million due 2006, consisting of registered Series A Notes issued by NEG in 1996 and registered Series B Notes issued by NEG in 1997 in exchange for Series A Notes; (ii) unregistered 10 3/4 Series C Notes in the aggregate principal amount of $65 million due 2006 that were issued by NEG in August 1997; and (iii) registered 10 3/4% Series D Notes due 2006 that were issued by NEG in December 1997 in exchange for substantially all of the Series A/B Notes and the Series C Notes. As of May 1, 2001, the aggregate principal amount of Bonds outstanding was $165 million, before giving effect to the purchase by NEG of Bonds which took place as of June 30, 2001.

         1.7 "BUSINESS DAY" shall mean any day other than Saturday, Sunday or any legal holiday observed in the State of Texas or the State of New York.

         1.8 "CAPITAL ACCOUNT" shall mean the account maintained by the Company for each Member in accordance with Section 5.3 of this Agreement.

         1.9 "CAPITAL CONTRIBUTION" shall mean the amount of money and the fair market value (determined as of the date of contribution) of property contributed by each Member to the Company in accordance with Sections 5.1 and 5.2 hereof, less any liabilities encumbering such property that the Company takes subject to or assumes under Code Section 752.

         1.10 "CERTIFICATE OF FORMATION" shall mean the Certificate of Formation of the Company as filed with the Secretary of State of Delaware as the same may be amended from time to time.

         1.11 "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         1.12 "COMPANY" shall mean NEG Holding LLC, a limited liability company formed under the laws of the State of Delaware.

         1.13 "DISTRIBUTIONS" shall mean the amount of money and the fair market value (determined as of the date of distributions) of property distributed by the Company to the Members from any source.

         1.14 "ECONOMIC INTEREST" shall mean a Member's share of one or more of the Company's Profits, Losses and distributions of the Company's assets pursuant to this Agreement and the Act, but shall not include any right to participate in the management or affairs of the Company, including the right to vote on, consent to or otherwise participate in any decision of the Members.

         1.15 "EFFECTIVE DATE" shall mean May 1, 2001.

         1.16 "EXCESS ALLOCATION AMOUNT" shall mean an amount equal to the excess of the Initial NEG Priority Amount over NEG's Initial Capital Account.

         1.17 "FISCAL YEAR" shall mean (i) the period commencing on the Effective Date of this Agreement and ending on December 31, 2001 (the "Initial Fiscal Year"); (ii) any subsequent 12 month period commencing on January 1 and ending on December 31; or (iii) any portion of the period described in clause
(ii) hereof for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to this Agreement.

         1.18 "GAIN FROM SALE" shall mean, in the event of a sale of all or substantially all of the Company's assets, an amount equal to the Company's taxable gain, as computed for federal income tax purposes, recognized pursuant to such sale.

         1.19 "GASCON" shall mean Gascon Partners, a New York general partnership.

         1.20 "GUARANTEED PAYMENT" shall mean, with respect to any Semi-Annual Period, 10.75% of the outstanding NEG Priority Amount, multiplied by a fraction, the numerator of which is the number of days in the period with respect to which the Guaranteed Payment is being computed and the denominator of which is 365, commencing on the date of the initial Capital Contribution of NEG pursuant to
Section 5.1 hereof.

         1.21 "INITIAL CAPITAL ACCOUNT" shall mean, with respect to each Member, the Capital Account for such Member existing immediately after the Capital Contributions described in Section 5.1 of this Agreement were made.

         1.22 "INITIAL NEG PRIORITY AMOUNT" shall mean $202.2 million.

         1.23 "INTEREST" shall mean, with respect to each Member, the Economic Interest of such Member.

         1.24 "LAW" shall mean any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a governmental authority.

         1.25 "LIQUIDATING TRUSTEE" shall mean the individual or each of the individuals designated pursuant to Section 10.2(a).

         1.26 "LOSSES" shall have the meaning assigned to such term in Section 6.1(a) of this Agreement.

         1.27 "MANAGING MEMBER" shall initially mean Gascon or any assignee of Gascon's membership interest in the Company, provided that such assignee is admitted as a Member pursuant to this Agreement.

         1.28 "MEMBER" shall mean each of Gascon, NEG or any other Person who may hereafter become a Member pursuant to Article IX.

         1.29 "MEMBERSHIP INTEREST" shall mean a Member's entire interest in the Company, including such Member's Economic Interest and such other rights and privileges that the Member may enjoy by being a Member.

         1.30 "NEG" shall mean National Energy Group, Inc., a Delaware corporation.

         1.31 "NEG PRIORITY AMOUNT" shall mean an amount equal to the Initial NEG Priority Amount less cumulative Distributions to NEG designated by the Company as a Distribution, in whole or in part, of the NEG Priority Amount.

         1.32 "PERSON" shall mean any individual or entity, including, but not limited to, a general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, joint stock company, trust, business trust, cooperative or unincorporated association.

         1.33 "PRIME RATE" shall mean a rate per annum equal to the lesser of
(a) a varying rate per annum that is equal to the interest rate publicly quoted by Citibank, N.A., or any successor money center bank, from time to time as its prime commercial or similar reference interest rate, with adjustments in that varying rate to be made on the same date as any change in that rate, and (b) the maximum rate permitted by Law.

         1.34 "PROFITS" shall have the meaning assigned to such term in Section 6.1(a) of this Agreement.

         1.35 "PROPERTY" shall mean any property real, personal or mixed, tangible or intangible, exclusive of cash.

         1.36 "REDEMPTION AMOUNT" shall mean an amount equal to the excess of
(a) the sum of (i) the Initial NEG Priority Amount, (ii) any additional Capital Contributions made by Gascon pursuant to Section 5.2, (iii) the aggregate sum of Guaranteed Payments, and (iv) an amount equal to the Accrued Gascon Amount, over
(b) cumulative Distributions designated by the Company as a Distribution, in whole or in part, of the Redemption Amount.

         1.37 "RESERVES" shall mean, with respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts deemed sufficient by the Liquidating Trustees for working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Company's business.

         1.38 "SEMI-ANNUAL PERIOD" shall mean (i) the period commencing on the Effective Date of this Agreement and ending on October 31 of the same calendar year, (ii) any subsequent 6 month period commencing on November 1 and ending on April 30, (iii) any subsequent 6 month period commencing on May 1 and ending on October 31, or (iv) any portion of the period described in clauses (ii) or (iii) hereof.

         1.39 "SPECIAL DEDUCTIONS" shall mean items specially allocated pursuant to Section 6.3 of this Agreement.

         1.40 "TAX MATTERS PARTNER" shall have the meaning assigned to such term in Section 7.2 herein.

         1.41 "TREASURY REGULATIONS" shall mean the proposed, temporary and final regulations promulgated under the Code in effect as of the date of filing the Certificate of Formation and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

                                   ARTICLE II

                               FORMATION AND TERM

         2.1 FORMATION. The Company was formed by the execution and filing of a certificate of formation of the Company with the Secretary of State of the State of Delaware setting forth the information required by the Act (the "Certificate"). The Company shall continue until dissolution and termination of the Company in accordance with the provisions of Article X hereof.

         2.2 AGREEMENT. For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members executing this Agreement hereby agree to the terms and conditions of this Agreement. It is the express intention of the Members that this Agreement shall be the sole source of agreement of the parties with respect to the matters herein contained.

         2.3 NAME. The name of the Company is NEG Holding LLC, and all business of the Company shall be conducted under that name or under any other name but, in any case, only to the extent permitted by applicable law.

         2.4 TERM. The Company shall be dissolved and its affairs wound up in accordance with the Act and this Agreement on December 31, 2024, unless the Company shall be sooner dissolved and its affairs wound up in accordance with the Act or this Agreement.

         2.5 REGISTERED AGENT AND OFFICE. The registered agent for the service of process and the registered office shall be that Person and location reflected in the Certificate of Formation as filed in the office of the Secretary of State of Delaware. The Managing Member may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State of Delaware. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Managing Member or the registered agent, as appropriate, shall, within 30 days thereafter, designate a replacement registered agent and make the appropriate filings with the Secretary of State of Delaware or file a notice of change of address, as the case may be.

                                   ARTICLE III

                               PURPOSES AND POWERS

         3.1 PURPOSE. The purpose of the Company is to engage in any lawful act, activity or business for which limited liability companies may be organized under the Act. It is the present intention of the Company to manage NEG Operating LLC in such a manner, subject to the Managing Member's discretion based upon its views of business and financial conditions, that NEG Operating LLC will continue to conduct drilling and exploration activities and will seek additional reserves, all in the ordinary course of business.

         3.2 POWERS. In furtherance of the purpose of the Company as set forth in Section 3.1 and in addition to those powers provided in the Act, the Company hereby has the additional power and authority to enter into any kind of activity and to perform and carry out contracts of any kind necessary to, or in connection with, or incidental to, the accomplishment of the purpose of the Company, so long as said activities and contracts may be lawfully carried on or performed by a limited-liability company under the Act.

                                   ARTICLE IV

                            ADMINISTRATIVE PROVISIONS

         4.1 AUTHORITY OF MEMBERS. The Managing Member shall have the exclusive right to manage and control the ordinary day-to-day business of the Company, except as provided in the

Certificate of Formation, the Act or this Agreement. The Managing Member shall diligently and faithfully devote such of its time to the business of the Company as may be reasonably necessary to conduct its business and shall act at all times in a fiduciary manner toward the Company and the Members.

         4.2 PARTICIPATION OF OTHER MEMBERS IN BUSINESS AND AFFAIRS OF THE COMPANY. No Member, other than the Managing Member, shall have any authority or right to act for or bind the Company or to participate in or have any control over Company business, except for such rights to consent to or approve of the actions and decisions as are expressly provided for in this Agreement or in the Act.

         4.3 COMPENSATION OF MEMBERS.

                  (a) Except for the allocations and distributions with respect to its Interest provided herein and the provisions of this Section 4.3, no Member, in its capacity as such, shall receive any fee, salary, reimbursement or other compensation for serving as a Member.

                  (b) The Managing Member shall be fully and entirely reimbursed by the Company for any and all actual, reasonable and necessary out-of-pocket expenses incurred by the Managing Member on behalf of the Company.

         4.4 OTHER BUSINESS OF MEMBERS. Any Member (including the Managing Member) and any affiliate of a Member may engage in or possess an interest in other business ventures of any nature or description independently or with others, and neither the Company nor any Member shall have any rights in or to such independent ventures or the income or profits derived therefrom, and such activities shall not be construed as a breach of any duty of loyalty or other duty to the other Members, in their capacity as Members, or the Company.

         4.5 INDEMNIFICATION OF MANAGING MEMBER.

                  (a) Each person who is or was a Managing Member of the Company, and the heirs, executors, administrators or estate of each such person as well as such employees or agents of the Company as determined by the Managing Member, shall be indemnified, with respect to having acted in such capacity, by the Company to the full extent permitted or authorized by the general corporation laws of the State of Delaware now or hereafter in force, including the advance of expenses under the procedures provided by such laws, applied as if the Company were a corporation. No amendment of this Agreement shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal. The Company may, but shall not be obligated to, maintain insurance, at its expense, for its benefit in respect of such indemnification and that of any such person whether or not the Company would otherwise have the power to indemnify such person. The indemnification shall be payable solely to the extent of the assets of the Company and no Member shall have any personal liability therefor.

                  (b) To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, to the extent not prohibited by Delaware law, as applied as if the Company were a corporation, the Managing Member shall not be personally liable to the Company or the other Members for money damages. No amendment of this Agreement shall limit or eliminate the benefits provided to the Managing Member under this provision with respect to any act or omission that occurred prior to such amendment.

         4.6 COMPANY DEBT LIABILITY. A Member will not be personally liable for any debts, obligations or liabilities of the Company beyond the amount of the Capital Contribution(s) of such Member, except as otherwise required by law; provided, however, that Gascon shall be personally obligated for the debts, obligations or liabilities of the Company to the extent that same are attributable to any working interest in any oil or gas property owned by the Company or NEG Operating LLC, including Shana National LLC, its wholly owned subsidiary, and are incurred while the Company is the Managing Member thereof.

         4.7 DISTRIBUTION LIABILITY. A Member who receives a distribution pursuant to Section 6.4 is liable to the Company only to the extent now or hereafter provided by the Act.

                                    ARTICLE V

               CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS

         5.1 MEMBERS' CAPITAL CONTRIBUTIONS. As of the Effective Date, (i) NEG has made the Capital Contribution described for that Member in Exhibit 5.1, and
(ii) the Managing Member has contributed the Capital Contribution at the time and on the terms specified in Exhibit 5.1.

         5.2 ADDITIONAL CONTRIBUTIONS. Notwithstanding any other provision in this Agreement, Gascon or its Affiliates shall have the right to make additional Capital Contributions to be valued at their then current fair market value and if not then a Member to be admitted as a Member.

         5.3 CAPITAL ACCOUNTS.

                  (a) The Company shall establish and maintain a separate Capital Account for each Member. Each Member's Capital Account will be increased by (i) the amount of all Capital Contributions permitted to be made and made by such Member to the Company, (ii) allocations to such Member of Profits, and
(iii) the amount of any Company liabilities assumed by such Member or which are secured by any Property distributed to such Member. Each Member's Capital Account will be decreased by (i) the amount of all Distributions made to such Member, (ii) allocations to such Member of Losses, and (iii) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

                  (b) Upon a distribution of cash or Property by the Company to a Member as consideration for an interest in the Company, Capital Accounts will be adjusted to reflect a revaluation of the Company's Property to fair market value pursuant to the principles set forth in Sections 1.704-1(b) (2) (iv) (f) and (g) of the Treasury Regulations.

                  (c) Upon the distribution by the Company of Property to Members (whether in connection with the liquidation of the Company or otherwise), Capital Accounts shall be adjusted pursuant to the principles of
Section 1.704-1(b)(2)(iv)(e) of the Treasury Regulations to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such Property (that has not been reflected in Capital Accounts previously) would be allocated among the Members if such Property were sold for its fair market value (as determined by the Members or, in the case of the liquidation of the Company, as determined by the Liquidating Trustees).

                  (d) Subject to Section 10.2, upon liquidation of the Company, liquidating distributions will be made in accordance with the positive Capital Account balances of the Members as determined after taking into account all Capital Account adjustments for the Company's taxable year during which the liquidation occurs. Liquidation proceeds will be paid in accordance with Section 10.2.

                  (e) Except as otherwise required in the Act (and subject to Sections 5.1 and 5.2), no Member shall have any liability to restore all or any portion of a deficit balance in such Member's Capital Account.

                  (f) The manner in which Capital Accounts are to be maintained pursuant to this Section 5.3 is intended to comply with the requirements of
Section 704(b) of the Code and the Treasury Regulations promulgated thereunder and is intended to properly reflect each Member's "interest in the partnership" pursuant to such Treasury Regulations. If, in the opinion of the Company's accountants or the Tax Matters Partner, the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 5.3 should be modified in order to comply with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder and in order to properly reflect each Member's "interest in the partnership" then, notwithstanding anything to the contrary contained in the preceding provisions of this Section 5.3, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members.

         5.4 REDEMPTION. Gascon shall, in it sole discretion, have the right at any time to purchase, or to cause the Company to purchase, NEG's Interest in the Company for an amount equal to the fair market value of NEG's Interest determined as if the Company had sold all of its assets for fair market value and liquidated.

         5.5 INTEREST ON CAPITAL CONTRIBUTIONS. Except as otherwise provided herein, no Member shall be entitled to interest on its Capital Contributions.

                                   ARTICLE VI

               ALLOCATIONS, DISTRIBUTIONS AND GUARANTEED PAYMENTS

         6.1 ALLOCATIONS OF PROFITS AND LOSSES.

                  (a) For purposes of this Agreement, "Profits" and "Losses" mean, for each Fiscal Year, an amount equal to the Company's taxable income or loss, respectively, for such Fiscal Year determined in accordance with Code
Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                           (i) Any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall increase such taxable income or decrease such losses, as the case may be;

                           (ii) Any expenditure of the Company described in Code
         Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits and Losses pursuant to this definition, shall reduce such taxable income or increase such taxable loss, as the case may be;

                           (iii) In the case of property contributed to the Company by a Member, items of depreciation, cost recovery, amortization and gain or loss with respect to such property shall be computed and included in the computation of Profits and Losses in the same manner as such items would be computed if the adjusted tax basis of such property were equal to its fair market value on the date of its contribution to the Company, all in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g); and

                           (iv) For each Fiscal Year of the Company, Special Deductions shall not be taken into account in computing Profits and Losses.

                  (b) For each Fiscal Year of the Company Profits shall be allocated as follows:

                           (i) First, to NEG in accordance with the aggregate Losses previously allocated to NEG under Section 6.1(c)(ii) of this Agreement, in an amount equal to the excess of such previously allocated Losses over any Profits previously allocated under this
         Section 6.1(b)(i);

                           (ii) Second, to Gascon in accordance with the aggregate Losses previously allocated to Gascon under Section 6.1
         (c)(i). of this Agreement, in an amount equal to the excess of such previously allocated Losses over any Profits previously allocated under this Section 6.1(b)(ii);

                           (iii) Third, Profits shall be allocated 5% to Gascon and 95% to NEG until the aggregate amount of Profits allocated to NEG pursuant to this Section 6.1(b)(iii) is equal to the Excess Allocation Amount;

                           (iv) Fourth, to Gascon in the amount equal to the aggregate amount of Special Deductions, reduced by any Profits previously allocated to Gascon under this Section 6.1(b)(iv);

                           (v) Fifth, to Gascon in the amount equal to the sum of the aggregate amount of Guaranteed Payments and the Accrued Gascon Amount, reduced by any Profits previously allocated to Gascon under this Section 6.1(b)(v);

                           (vi) Sixth, Profits shall be allocated 95% to Gascon and 5% to NEG until the aggregate amount allocated to Gascon pursuant to this Section 6.1(b)(vi) is equal to the Excess Allocation Amount;

                           (vii) Seventh, Profits shall be allocated to Gascon and NEG in accordance with the ratio of their respective Capital Contributions.

                  (c) For each Fiscal Year of the Company Losses shall be allocated as follows:

                           (i) First, to Gascon until the Capital Account of Gascon is reduced to zero;

                           (ii) Second, to NEG until the Capital Account of NEG is reduced to zero.

                  (d) For purposes of this Agreement, the Company shall treat the accrual of each Guaranteed Payment as a deductible "guaranteed payment" within the meaning of Section 707(c) of the Code.

                  (e) Upon the liquidation or dissolution of the Company, the admission of a Member in connection with the Capital Contribution of money or other property to the Company in exchange for an interest in the Company, a Distribution of money or other property by the Company to a Member in exchange for an interest in the Company, or as determined by the Company in accordance with generally accepted industry accounting practices, the following shall be deemed to occur:

                           (i) The Company shall be deemed to have sold its remaining assets immediately before such liquidation, dissolution, Capital Contribution, Distribution or determination for their fair market value;

                           (ii) The resulting Profit or Loss shall be allocated to the Capital Accounts of the Members in accordance with this Section 6.1; and

                           (iii) For purposes of Section 6.1(b) and Section 6.1(c) hereof, the Fiscal Year of the Company shall close and a new Fiscal Year of the Company shall commence.

                  (f) Except as otherwise provided in this Section 6.1(f) or as required by the Code, the Company's taxable income or loss (or items of income, gain, loss or deduction) as determined for federal income tax purposes shall be allocated in accordance with the allocation of Profits and Losses (or items of income, gain, loss or deduction). Solely for federal, state and local income tax purposes, a Member's distributive share of depreciation, depletion, amortization, gain or loss with respect to the assets of the Company, subject to revaluation pursuant to Section 6.1(e) hereof or assets contributed to the Company, shall be determined so as to take into account the difference between adjusted tax basis and book value of such assets in the same manner as under
Section 704(c) of the Code.

         6.2 SPECIAL ALLOCATION PROVISIONS. The following special allocations shall be made in the following order:

                  (a) Qualified Income Offset. A Member who unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1 (b)(2)(ii)(d)(4), (5) or (6) will be specially allocated items of income or gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) in an amount and manner sufficient to eliminate any resulting deficit balance in its Capital Account as quickly as possible. This Section 6.2 is intended to satisfy the provisions of Treasury Regulation Section 1 .704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

                  (b) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this
Section 6.2 shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Agreement have been made as if Section 6.2(a) hereof and this Section 6.2(b) were not in the Agreement.

                  (c) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Sections 1.704-1 (b)(2)(iv)(m)(2) or 1.704-1 (b)(2)(iv)(m)(4) of the Treasury Regulations, to be taken into account in determining Capital Accounts as the result of a Distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treasury Regulation Section 1.7O4-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such Distribution was made in the event Treasury Regulation Section 1.704-1
(b)(2)(iv)(m)(4) applies.

                  (d) Nonrecourse Debt. If the Company directly or indirectly incurs nonrecourse liabilities within the meaning of Treasury Regulation Section 1.704-2, the Managing Member shall have the right, in its reasonable discretion, to amend this Agreement to the extent necessary to comply with the requirements of Treasury Regulation Section 1.704-2, including the requirement that the Agreement contain a minimum gain chargeback requirement pursuant to

Treasury Regulation Section 1.704-2(e)(3). In making any such amendment, the Managing Member shall, to the extent possible, not distort the economic arrangement of the Members.

                  (e) Curative Allocations. The allocations set forth in Sections 6.2(a), 6.2(b), 6.2(c), and 6.2(d) hereof (the "Regulatory Allocations") are intended to comply with certain requirements of Section 1.704-1(b) of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Profits and Losses or to make Company Distributions. Accordingly, notwithstanding the provisions of Sections 6.1 and 6.4 herein, but subject to the Regulatory Allocations, the Managing Member is hereby directed to reallocate, in its discretion in any reasonable manner and taking into account likely future offsetting Regulatory Allocations, items of income, gain, deduction and loss, or Code Section 705(a)(2)(B) expenditures, or Profits or Losses, among the Members so as to eliminate the effect of the Regulatory Allocations and thereby to cause the Members' respective Capital Accounts to be in the amounts (or as close thereto as possible) they would be if Profits and Losses and all other items of income, gain, deduction or loss were allocated without reference to the Regulatory Allocations. The Members intend that the allocation provisions of this Section 6.2 will produce Capital Account balances of the Members that will cause liquidating distributions made in accordance with such Capital Account balances to conform with the Distribution scheme set forth in Section 6.4. To the extent this does not happen, such allocation provisions shall be amended, and items of income and loss of the Company for prior open years may be reallocated, by the Managing Member if and to the extent necessary to produce this result.

                  (f) Notwithstanding any other provision of this Article 6, income, gain, loss and deduction with respect to Property contributed to the Company by a Member shall be shared among the Members pursuant to Section 704(c) of the Code so as to take account of any variation between the tax basis of the Property so contributed and its fair market value at the time of contribution. In the event that Capital Accounts are adjusted to reflect a revaluation of the Company's Property to fair market value in accordance with Section 5.3(b), income, gain, loss and deduction shall be shared among the Members pursuant to the principles set forth in Section 704(c) of the Code so as to take account of any variation between the tax basis of the Company's Property and the fair market value of such Property at the time that Capital Accounts are adjusted.

         6.3 SPECIAL DEDUCTIONS. For each Fiscal Year the Company's deductions for the Guaranteed Payments, intangible drilling and development costs and the management fee paid to NEG by NEG Operating LLC shall be specially allocated to Gascon, provided, however, that no special allocation shall be made pursuant to this Section 6.3 to the extent such allocation would cause Gascon to have a negative Capital Account. The Managing Member shall, in its sole discretion (i) allocate the adjusted basis of each Company oil and gas property to the members in accordance with Section 613A(c)(7)(D) of the Code and Treasury Regulation Sections 1.613A-3(e)(5) and 1.704-1(b)(4)(v) and (ii) choose the depletion method for purposes of computing Capital Accounts. The excess of (i) the depletion deductions that reduce Gascon's Capital Account for the Fiscal Year, over (ii) the depletion deductions that would have reduced Gascon's Capital Account had the adjusted basis of the Company's oil and gas properties been allocated in accordance with the Members' percentage interest in Profits for such year, shall be treated as an item specially allocated to Gascon.

         6.4 DISTRIBUTIONS. Provided that full payment of all outstanding Guaranteed Payments (including the annual return on any unpaid Guaranteed Payments pursuant to Section 6.5 of this Agreement) has been made, Distributions shall be made to the Members as follows:

                  (a) Distributions of an aggregate amount equal to the NEG Priority Amount shall be made to NEG on or before November 1, 2006;

                  (b) After the Company has distributed the full amount of Distributions required by Section 6.4(a) hereof, Distributions equal to the Redemption Amount shall be made to Gascon;

                  (c) After the Company has distributed the full amount of Distributions required by Section 6.4(a) and Section 6.4(b) hereof, Distributions shall be made to the Members in accordance with their respective Capital Accounts after taking into account the allocation of Profits and Losses under this Agreement.

         6.5 GUARANTEED PAYMENTS. No later than three (3) days before the end of any Semi-Annual Period, the Company shall pay NEG an amount equal to the Guaranteed Payment for such Semi-Annual Period. Such payment shall be paid in cash. If the Company does not have a sufficient amount of cash with which to pay NEG the amount of the Guaranteed Payment, the Company shall pay NEG in the form of property (or a mixture of cash and property) with a fair market value equal to the amount of the Guaranteed Payment. In the event that, in the reasonable discretion of the Managing Member, the Company is unable to pay a portion, or all, of a Guaranteed Payment pursuant to this Section 6.5, the Company shall accrue the Guaranteed Payment, or unpaid portion thereof, in which case the right of NEG to receive the Guaranteed Payment shall be cumulative. Any amount of Guaranteed Payments not paid to NEG at least ten days before the end of the Semi-Annual Period with respect to which the Guaranteed Payment is computed shall bear an annual return of 10.75%, compounded semi-annually. The Company shall pay such annual return to NEG in the same manner as other amounts paid pursuant to this Section 6.5. Amounts paid pursuant to this Section 6.5, including the annual return on unpaid Guaranteed Payments, are intended to constitute "guaranteed payments" within the meaning of Code Section 707(c) and shall not be treated as Distributions for purposes of computing the recipient's Capital Accounts.

                                   ARTICLE VII

                                      TAXES

         7.1 ELECTIONS. The Tax Matters Partner is authorized and required to represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by tax authorities, including resulting judicial and administrative proceedings, and to expend Company funds for professional services and costs associated therewith. In its capacity as Tax Matters Partner, the Tax Matters Partner shall oversee the Company tax affairs in the overall best interests of the Company. The Tax Matters Partner may make any tax elections for the Company allowed under the Code, the Treasury Regulations or any Law of any state or other jurisdiction having taxing jurisdiction over the Company. Accordingly, the Tax Matters Partner is authorized to select among the reasonable methods described in Treasury Regulation Section 1.704-3 by which the Company will allocate income, gain, loss and deduction with respect to property contributed by a Member to the Company so as to take into account any variation between the adjusted tax basis of the property and its fair market value at the time of contribution.

         7.2 TAX MATTERS PARTNER. The Managing Member shall be designated as the Tax Matters Partner pursuant to Section 6231(a)(7) of the Code. The Member designated as Tax Matters Partner shall take such action as may be necessary to cause each such other Member to become a notice partner within the meaning of
Section 6223 of the Code.

         7.3 TAXABLE YEAR. The taxable year of the Company shall be the calendar year.


                                  ARTICLE VIII

                                 TRANSFERABILITY


         8.1 MEMBERSHIP INTEREST. No Member shall have the right to, directly or indirectly, sell, assign, transfer, exchange or otherwise dispose of for consideration; gift, bequeath or otherwise dispose of for no consideration; or mortgage, pledge, hypothecate, create a lien on or security interest in, or otherwise encumber (collectively, "Transfer") all or any part of its Membership Interest absent the unanimous written consent of the Members, which consent may be withheld by any Member in its sole and absolute discretion, except for a transfer of all or a part of such Membership Interest to any of such Member's Affiliates, in which case Article IX hereof shall be inapplicable as a Member to the admission of such Affiliate which shall be so admitted. Each Member hereby acknowledges the reasonableness of the restrictions on Transfer of Membership Interests imposed by this Section 8.1 in view of the Company's purpose and the relationship of the Members. Accordingly, the restrictions on Transfer of Membership Interests contained in this Section 8.1 shall be specifically enforceable. Any purported or attempted Transfer of a Membership Interest not made in accordance with the terms and provisions of this Section 8.1 shall be null and void and of no effect.

         8.2 ECONOMIC INTEREST. No Member shall have the right to, directly or indirectly, Transfer all or any part of its Economic Interest absent the unanimous written consent of the Members, which consent may be withheld by any Member in its sole and absolute discretion, except for a transfer of all or a part of such Economic Interest to any of such Member's Affiliates. Each Member hereby acknowledges the reasonableness of the restrictions on Transfer of Economic Interests imposed by this Section 8.2 in view of the Company's purpose and the relationship of the Members. Accordingly, the restrictions on Transfer of Economic Interests contained in this Section 8.2 shall be specifically enforceable. Any purported or attempted Transfer of an Economic Interest not made in accordance with the terms and provisions of this Section 8.2 shall be null and void and of no effect.

                                   ARTICLE IX

                            ADMISSION OF NEW MEMBERS;
                                 MANAGING MEMBER

         9.1 ADMISSION. The Members shall have the right, and, unless otherwise permitted by this Agreement, upon the unanimous written consent of the Members and by delivery of a written notice to the Company (the "New Member Notice"), to cause the Company to admit as a Member any Person (the "New Member") the Members so designate. The Company, upon its receipt of the New Member Notice, shall promptly admit the New Member as a Member by issuing the New Member a Membership Interest for such consideration paid to the Company as the Members shall specify in the New Member Notice. The Company's obligation to admit the New Member as a Member shall be conditioned upon the New Member having executed and delivered to the Company an agreement whereby the New Member agrees to be bound by all of the terms and provisions of this Agreement relating to Members.

         9.2 MANAGING MEMBER There shall be a Managing Member of the Company, which Managing Member shall have the power and duties equivalent to the power and duties of a corporate board of directors. At anytime, but in no event less frequently than once each calendar year, the members shall vote upon whether the Managing Member shall be replaced and if so to select a new Managing Member.
It shall require the vote of the holders of more than 50% of the votes which can be cast by all members to replace the Managing Member (and to elect a successor Managing Member), who shall cease being the Managing Member once the successor has been elected, but not before then. The Members shall vote in proportion to their Membership interests, except that so long as NEG has a Membership interest in the Company, it shall have a vote of not less than 50% of all Membership interests entitled to vote on such selection.

                                    ARTICLE X

                           DISSOLUTION AND LIQUIDATION

         10.1 DISSOLUTION.

                  (a) The Company shall be dissolved and its affairs wound up upon the earliest to occur of the following events:

                           (i) the expiration of the period fixed for the duration of the Company pursuant to Section 2.4;

                           (ii) the unanimous written consent of all Members;

                           (iii) the disability, death, retirement, resignation, expulsion, Bankruptcy or dissolution of any Member or the occurrence of any other event which terminates such Member's continued membership in the Company; or

                           (iv) the occurrence of any other event that, under the Act, would cause the dissolution of the Company or that would make it unlawful for the business of the Company to be continued.

                  (b) Upon the occurrence of any event causing dissolution under
Section 10.1(a)(iii), the Membership Interest of the applicable Member shall automatically convert to solely an Interest and shall remain as solely an Economic Interest throughout the liquidation and winding up process of the Company.

                  (c) As soon as possible after the occurrence of an event causing dissolution under Section 10.1(a), the Company shall make all appropriate filings with the Secretary of State of Delaware.

         10.2 LIQUIDATION.

                  (a) Upon the occurrence of an event causing dissolution under
Section 10.1 and subsequent to any conversion under Section 10.1(b), each Member maintaining a Membership Interest shall act as a Liquidating Trustee.

                  (b) As soon as possible after the occurrence of an event causing dissolution under Section 10.1, an accounting shall be made by the Company's independent accountants of the accounts of the Company and of the Company's assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Liquidating Trustees shall then proceed without any unnecessary delay to wind up the affairs of the Company.

                  (c) If the Company is being dissolved and its affairs are being wound up, the Liquidating Trustees shall:

                           (i) Sell or otherwise liquidate all of the Company's assets as promptly as practicable (except to the extent the Liquidating Trustees may determine to distribute any Property to the Members in kind);

                           (ii) Allocate any Profit, Gain from Sale, or Loss resulting from such sales to the Members' Capital Accounts in accordance with Article V;

                           (iii) Discharge all liabilities of the Company, including liabilities to Members who are also creditors, to the extent otherwise permitted by law, other than liabilities to Members for distributions and the return of capital, and establish such Reserves as may be reasonably necessary to provide for contingent liabilities of the Company (for purposes of determining the Capital Accounts of the Members, the amounts of such Reserves shall be deemed to be an expense of the Company); and

                           (iv) Distribute the remaining assets in accordance with the positive balance (if any) of each Member's Capital Account (as determined after taking into account all Capital Account adjustments for the Company's taxable year during which the liquidation occurs). Any such distributions shall be made either in cash or in Property, as determined by the Liquidating Trustees, with any assets distributed in Property being valued for this purpose at their fair market value.

                  (d) The Liquidating Trustees shall have and may exercise all of the powers conferred upon the Members under the terms of this Agreement to the extent necessary or desirable in the good faith judgment of the Liquidating Trustees to carry out the duties and functions of the Liquidating Trustees hereunder.

         10.3 REASONABLE TIME FOR WINDING UP. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 10.2 in order to minimize any losses otherwise attendant upon such a winding up, provided that the liquidation is carried out in conformity with the timing requirements of
Section 1.704-1(b)(2)(ii)(b) and (g) of the Treasury Regulations.

         10.4 PURCHASE OF ASSETS BY MEMBER. Any Member shall have the right to bid for and purchase Company Property to be sold by the Liquidating Trustees pursuant to Section 10.2.

         10.5 RETURN OF CONTRIBUTION NONRECOURSE TO OTHER MEMBERS. Except as provided by law, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution and/or Distributions. If the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return the cash contribution of one or more Members or to make Distributions under this Agreement, such Member or Members shall have no recourse against any other Member.

         10.6 ARTICLES OF DISSOLUTION. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining assets of the Company have been distributed to the Members, articles of dissolution shall be executed and filed in accordance with the Act.

         10.7 TERMINATION OF COMPANY. The Company shall terminate when (i) all of the Property of the Company shall have been converted into cash; (ii) the net proceeds therefrom, as well as any other assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members as provided in Section 10.2; and
(iii) the articles of dissolution shall have been executed and filed in accordance with the Act.

         10.8 WAIVER OF RIGHT TO COURT DECREE OF DISSOLUTION. Each Member agrees that irreparable damage would be done to the good will and business affairs of the Company if any Member should bring an action in court to dissolve the Company. Accordingly, each Member hereby waives and renounces its right to a court decree of dissolution or to seek the appointment by a court of a receiver and/or liquidator for the Company under the Act or any other applicable law, except as may be sought by the Company itself.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

         11.1 NOTICES. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and deemed to have been sufficiently given or served for all purposes if delivered personally to the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the address contained in the records of the Company. Any such notice shall be deemed to be given three Business Days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

         11.2 BOOKS OF ACCOUNT AND RECORDS. Proper and complete records and books of account shall be kept in which all information required under the Act and such other information relating to the Company's business shall be entered fully and accurately in such detail and completeness as is customary and usual for businesses of the type engaged in by the Company. The books and records shall at all times be maintained at the registered office of the Company and shall be subject to inspection and copying at the reasonable request, and at the expense, of any Member during ordinary business hours. For so long as NEG is a member of the Company, the financial statements of the Company and that of NEG Operating LLC, including any subsidiary entities thereof, shall be audited by the same firm of independent public accountants which act as independent accountants for NEG, provided, however, that should at any time such firm be unacceptable to the Managing Member, the Managing Member shall give written notice to NEG of such unacceptability and NEG shall choose another firm of independent public accountants who shall become the auditor, subject to the approval of the Managing Member, whose approval shall not be unreasonably withheld.

         11.3 APPLICATION OF DELAWARE LAW. This Agreement, and the application of interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Delaware, and specifically, the Act.

         11.4 WAIVER OF ACTION FOR PARTITION. FOR so long as the Company is in existence, each Member irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the assets of the Company.

         11.5 ENTIRE AGREEMENT AND AMENDMENTS.

                  (a) This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof. This Agreement may only be modified or amended by the unanimous written consent of all Members, provided, however, that no amendments under this Section 11.5 shall (i) impose any additional financial obligations or liabilities upon any Member without the prior written consent of that Member, or (ii) materially and adversely affect the amount of Distributions which any Member is entitled to receive, without the prior written consent of the affected Member.

                  (b) Notwithstanding Section 11.5(a), this Agreement may be amended by the Managing Member without the consent or approval of the Members:

                           (i) To reflect changes in Capital Accounts and Interests caused by additional Capital Contributions, defaults, and withdrawals;

                           (ii) To preserve the legal status of the Company as a limited liability company and classification as a partnership under applicable Delaware and federal laws, if such amendment does not change the substance of this Agreement;

                           (iii) To satisfy the requirements of the Code and regulations thereunder with respect to investment partnerships or of any federal or state securities laws or regulations, if such amendment does not adversely affect the interests of the Members and is necessary or appropriate as reasonably determined by the Managing Member. Any amendment under this subsection (iii) shall be effective as of the date of this Agreement; or

                           (iv) Upon advice of the accountants or counsel for the Company, to amend Article VI and restate the Capital Accounts of the Members to comply with the income tax regulations promulgated by the IRS for Section 704 of the Code relating to the allocations of profits and losses among partners and the administrative and judicial interpretations thereof; provided, however, that no amendment shall be made pursuant to this subsection which would cause a material adverse change in the economic benefits to the Members without the consent of the Members.

                  (c) Nothing in this Section 11.5 shall prevent the Managing Member from amending or supplementing this Agreement in order to (i) cure any ambiguity or (ii) correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, provided that any such amendment or supplement is not adverse to any Member.

         11.6 EXECUTION OF ADDITIONAL INSTRUMENTS. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any law, rule or regulation.

         11.7 CONSTRUCTION. Whenever the singular is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

         11.8 HEADINGS. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

         11.9 WAIVERS. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

         11.10 RIGHTS AND REMEDIES CUMULATIVE. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

         11.11 HEIRS, SUCCESSORS AND ASSIGNS. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, successors and assigns.

         11.12 CREDITORS. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

         11.13 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

         11.14 NO THIRD PARTY BENEFICIARIES. Except as may be expressly provided for herein, no Person not a party hereto shall have any rights or obligations hereunder.

         11.15 NO PARTNERSHIP INTENDED FOR NON-TAX PURPOSES. The Members have formed the Company under the Act and expressly do not intend hereby to form a partnership under Delaware law. The Members do not intend to be partners one to another, or to any third party.

         This Operating Agreement is executed as of the date first above mentioned.



                                        NATIONAL ENERGY GROUP, INC.


                                        /s/ BOB G. ALEXANDER
                                        ----------------------------------------
                                        By:  Bob G. Alexander
                                        Title: CEO



                                        GASCON PARTNERS

                                        By: Astral Gas Corp, Partner


                                        /s/ EDWARD E. MATTNER
                                        ----------------------------------------
                                        By: Edward E. Mattner
                                        Title: President


          [Signature Page to the NEG Holding LLC Operating Agreement]

                                   EXHIBIT 5.1


                              CAPITAL CONTRIBUTIONS


                          NATIONAL ENERGY GROUP, INC.

1. All of National Energy Group, Inc.'s undivided right, title and interest in and to 100% of its oil and natural gas properties, and all associated oil, gas and/or mineral leases and any ratifications and/or amendments to such leases.

                                 GASCON PARTNERS

1. All of Gascon Partners' right, title and interest in the sole membership interest in Shana National LLC, a Delaware limited liability company; and

2. That certain Revolving Note in the amount of $10,939,750 by National Energy Group, Inc. dated August 1, 2001; and

3. Cash in the amount of Seventy-Five Million One Hundred Sixty Thousand Two Hundred and Fifty Dollars ($75,160,250).